EXHIBIT 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement is made and effective this 17th day of April 2009, by and between WIND SAIL RECEPTOR. INC, a Nevada corporation, having a principal place of business at 1616 Ann Way, Boulder City, Nevada 89005, hereinafter referred to as “LICENSOR,” and INMEDICA DEVELOPMENT CORPORATION, a Utah Corporation, having a principal place of business at 3104 East Camelback Road, Suite 242, Phoenix, Arizona 85016, hereinafter referred to as “LICENSEE.”
WHEREAS, LICENSOR is the owner of a certain Wind Sail Receptor Device, (UNIT of the invention) for converting wind energy into electrical energy and is the sole owner of the entire right, title and interest in and to U. S. and foreign patent and patent applications involving a Wind Sail Receptor as embodied in United States Patent Number 7,309,213 and is in the process of preparing to manufacture wind power generation systems embodying the Wind Sail Receptor technology;
WHEREAS, LICENSEE desires to purchase from LICENSOR wind power generation systems (UNIT of the invention) with a Wind Sail Receptor blade having a diameter of fifteen (15) feet or less;
WHEREAS, LICENSOR is willing to exclusively sell to LICENSEE wind power generation systems with a Wind Sail Receptor blade having a diameter of fifteen (15) feet or less for exclusive resale to the public in the United States, Canada, and the United Kingdom and non-exclusive resale throughout the rest of the world, except as to sales made in Latin America and subject to the terms and conditions set forth herein.

NOW, THEREFORE, based upon the mutual covenants and promises set forth herein, the parties hereto agree as follows:
DEFINITIONS
1.     Patent Rights means the above set out in U.S. Patent No. 7,309,213 for a Wind Sail Receptor and all present and future patents and patent applications as are or later filed in the U. S. and in foreign countries, if any.
2.     Effective Date shall mean the date first set forth in the preamble to this Agreement.
3.     Net Selling Price shall mean the selling price invoiced by LICENSOR to LICENSEE FOB LICENSOR’S place of manufacturing upon delivery of each wind power generation system (UNIT or UNITS of the invention) that includes the Wind Sail Receptor blade with a diameter of fifteen (15) feet or less, hereinafter referred to as UNIT or UNITS, to LICENSEE or its designee, less any and all discounts actually given, cost of returns, and taxes, if any.  The Net Selling Price invoiced to LICENSEE shall be no greater than the then lowest selling price for the same UNIT offered from time to time to any other third party person or entity.
4.      Sold shall mean when a UNIT as set out above, is manufactured, shipped or first used commercially and has been paid for.
5.      Inventors.  A reference to inventors refers to Richard A. Steinke and/or John K. McGuire
6.      Licensed Subject Matter means the wind power generation system, UNIT, embodying the Wind Sail Receptor blade having a diameter of fifteen (15) feet or less and improvements thereto, if any.

WITNESSETH
1.1.    License Grant.  LICENSOR hereby sells, grants, transfers and conveys to LICENSEE an Exclusive License to use, market, sell and distribute UNITS of the Licensed Subject Matter in the United States, Canada, and the United Kingdom; and, except for Countries in Latin America, hereby sells, grants, transfers and conveys to LICENSEE a Non-Exclusive License for the rest of the world, including trade secrets, know how, and the like.  This license grant is limited to the UNITS having a Wind Sail Receptor blade with a diameter of fifteen (15) feet and less, and includes inventions and improvements thereto.
1.2.    The Licensed Subject Matter and all related wind energy products licensed hereby shall include any improvements, additions, or modifications of the version or versions of the Licensed Subject Matter and all related wind energy products which LICENSOR has licensed to LICENSEE including all materials, documentation and technical information provided to LICENSEE in written or electronic form for use in connection with the UNITS and all related wind energy products and to market and distribute necessary support services. From time to time LICENSEE may, at its sole discretion, develop its own direct distributor/dealer network. The rights under this Agreement shall extend to LICENSEE’S distributors/dealers, as applicable by contract between LICENSEE and its distributors/dealers.
2.      Consideration.  LICENSEE, for and in consideration of the granting of this License shall work diligently and use its best efforts research availability, seek out, process, and implement any and all Local, State, and Federal Grants for use in the development, manufacturing, marketing, and distribution of wind energy technology as it directly relates to the Patent Rights and the Wind Sail Receptor Technology.  LICENSEE hereby agrees that any and all proceeds obtained from any Grant source, after deducting the direct costs of obtaining the Grant, shall be shared 50/50 between LICENSOR and LICENSEE until such time as LICENSOR has received the sum of One Million Dollars ($1,000,000).

3.      Minimum Purchases.  LICENSEE agrees that, after notice from LICENSOR that it has commenced production and is ready to take orders for UNITS, LICENSEE will, within the first year from the date of this Agreement, market, purchase, and distribute One Hundred (100) UNITS and will continue to market, purchase, and distribute UNITS for each year thereafter, per the schedule set forth below for the life of this Agreement.  Should the purchase schedule of UNITS set forth below, not be fulfilled during any one year period, LICENSOR, may, within its sole discretion, terminate this Agreement or may allow this Agreement to continue as a Non-Exclusive License, as it shall determine. Said termination or modification of the License to a Non-Exclusive License will take effect upon LICENSOR’S mailing of Notice thereof by registered first class mail addressed to LICENSEE.

LICENSEE’S: ANNUAL UNIT PURCHASE SCHEDULE

First Year:	100 UNITS;
Second Year:	300 UNITS;
Third Year:	600 UNITS;
Fourth Year:	1200 UNITS;
Fifth Year:	1500 UNITS and 1500 UNITS for each year thereafter.

4.      MUTUAL REPRESENTATIONS AND WARRANTIES
 4.1    On the date of execution hereof, LICENSOR and LICENSEE each will be duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is organized.  LICENSOR and LICENSEE each will have full power and authority to carry on its business as currently being conducted, are duly qualified and properly licensed to do business, and are in good standing as a foreign corporation in every jurisdiction where the nature of its activities requires such qualification or licensing.

 4.2    LICENSOR and LICENSEE each have the full right, power, and authority to execute, consummate, and perform this Agreement and every other document to be delivered in connection with this Agreement, subject only to all the necessary approvals and consents of each party’s Board of Directors which shall have been duly obtained prior to the date of execution hereof.  Upon due execution, this Agreement and every such ancillary document shall be valid and binding upon LICENSOR and LICENSEE enforceable in accordance with their respective terms except as enforceability may be limited by applicable international, federal, or state laws, including but not limited to bankruptcy, insolvency, reorganization, or other laws or court decisions relating to or affecting generally the enforcement of creditors rights or the availability of equitable remedies: and neither the execution, delivery, consummation, or performance of this Agreement or such ancillary documents shall conflict with, constitute a breach of LICENSOR’S and LICENSEE’S respective articles of incorporation or bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement or instrument to which either LICENSOR and LICENSEE is a party or by which either may be bound nor, to the best of either LICENSOR’S and LICENSEE’S knowledge and belief, any existing law, rule, regulation, any decree of any union, or any order, judgment, injunction, writ or decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over LICENSOR and LICENSEE or their properties, nor result in the creation of any lien or other encumbrance upon any of LICENSOR’S and LICENSEE’S assets or property regardless of nature.

 4.3     Except for the consent of LICENSOR’S and LICENSEE’S Boards of Directors and compliance with applicable federal and state securities laws, no consent, approval, authorization or order of any court or governmental agency or other body is required for LICENSOR and LICENSEE to consummate the transactions contemplated in this Agreement and any ancillary documents executed herewith knowledge and belief, LICENSOR and LICENSEE: (i) each has complied in all material respects with each Party’s respective articles of incorporation and bylaws, all applicable laws, regulations, rules, orders, judgments, writs, decrees, or injunctions of federal, state, and municipal governments or any department, agency, or other instrumentality thereof, domestic or foreign, applicable to its business or properties; and (ii) each has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing.
 4.4      To the best of their knowledge and belief, LICENSOR and LICENSEE: (i) each have complied in all material respects with each Party’s respective articles of incorporation and bylaws, all applicable laws, regulations, rules, orders, judgments, writs, decrees or injunctions or federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to its business or properties; and (ii) each has not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing.
 4.5     All statements made in this Agreement, or in any attachment hereto, or in any document or certificate executed and delivered herewith, by LICENSOR and LICENSEE are true, correct, and complete to the best of their knowledge and belief as of the Date of execution hereof.  All statements contained in any certificate made by any officer or director of LICENSOR and LICENSEE and delivered to LICENSOR’S and LICENSEE’S behalf shall be deemed representations and warranties of LICENSOR and LICENSEE and all representations, warranties and covenants of LICENSOR and LICENSEE shall survive the execution and consummation of this Agreement.

 4.6     LICENSOR and LICENSEE agree that time is of the essence in commercially exploiting the technology licensed hereunder: and accordingly, LICENSOR agrees to use its best efforts to complete development and begin manufacturing UNITS for the sale and delivery to LICENSEE.
5.      Payment.  Upon notice by LICENSOR to LICENSEE of LICENSOR’S ability to deliver UNITS, LICENSEE shall deliver Purchase Orders for UNITS to LICENSOR and will include a payment of not less than one half (1/2) of the invoiced purchase price of each UNIT pursuant to the pricing guidelines set forth herein, with the balance due upon notice by LICENSOR to LICENSEE that LICENSEE’S purchase order is ready for shipment. Whereupon, LICENSEE shall pay LICENSOR the balance due on its purchase order, and thereafter LICENSOR shall ship the UNIT or UNITS to LICENSEE. Any and all cost of delivery of Units shall be for the account of LICENSEE at its sole expense.
6.      Term.  The term of this Agreement shall commence on the effective date of this Agreement and continue for so long as LICENSEE is in compliance with the terms and conditions hereof.  However, should LICENSEE not be in compliance with the terms and conditions hereof as set forth in paragraphs 2 through 4 herein above, then the License herein granted, may, at the discretion of LICENSOR, become non-exclusive, and if LICENSEE fails to make payment or payments as set forth in paragraph 5 herein above, LICENSOR, at is discretion, may terminate this Agreement as set forth below.

7.      Termination.  LICENSEE can terminate this Agreement at any time after the effective date hereof by LICENSEE notifying LICENSOR of such termination in writing directed by registered first class mail to LICENSOR at the address set out herein or other address supplied by LICENSOR to LICENSEE.  Such termination shall be effective thirty (30) days from the date received by LICENSOR.
Should LICENSEE, after being given proper written notice of default and right to cure pursuant to the terms and conditions set forth herein, fail to meet the terms and conditions of this Agreement LICENSOR, at its sole discretion, may revise this Agreement to be non-exclusive, or in the event LICENSEE fails to timely pay for UNITS that it orders and receives pursuant to paragraph 5 herein above, LICENSOR, at its discretion, may terminate this Agreement.  Such revision of this Agreement or termination shall be effective after written notice is sent by LICENSOR to LICENSEE by registered first class mail addressed to LICENSEE’S address set forth herein above or to an address as later supplied by LICENSEE to LICENSOR.  Upon receipt of Notice, LICENSEE shall have thirty (30) days, after receipt of a written notice of termination, to cure the cited default or bring any and all required payments current together with interest at a rate of twelve (12) percent per annum from the date(s) that such payments were due.  If said default or non-payment set forth in the written notice of default is not cured within the thirty (30) day period, then this License shall be null and void without a requirement for further action by LICENSOR.  Upon the occurrence of a default by LICENSEE of the terms and conditions of this Agreement, other than the failure to make payments as set out in paragraph 5, LICENSOR may, in its sole discretion, give written notice of its intention to revise this Agreement to a non-exclusive license if such default is not timely cured.  Such written notice shall be sent by registered first class mail to LICENSEE’S address set forth above or such other address as LICENSEE shall supply to LICENSOR.  Such written notice shall recite the claimed default with reference to this Agreement.  Upon receipt of such written notice, LICENSEE shall take prompt steps to correct the default and shall timely inform LICENSOR of the steps taken.  Should LICENSEE fail to take appropriate measures to correct such a default, LICENSOR, after thirty (30) days, may notify LICENSEE in writing of the revision of this Agreement to a non-exclusive License, which notice shall be sent by registered first class mail as set forth herein above.   Should LICENSEE correct the said default to LICENSOR’s satisfaction, or have taken steps that are satisfactory to LICENSOR that will cure such default, then the termination or the revision of this Agreement to a non-exclusive License will be considered withdrawn.

8.      LICENSEE’S Obligations Upon Termination. Upon termination, any contracts and agreements as LICENSEE may have entered into or negotiated directly relating to the sale or purchase of UNITS, may be assumed by LICENSOR at LICENSOR’s sole discretion.  In such assumption, LICENSOR is hereby granted the right and authority to negotiate directly with parties LICENSEE has contracted, with an effort to negotiate more favorable terms.  It is understood, however, that LICENSOR is not obligated to undertake or assume any liability of LICENSEE under any contracts as LICENSEE has entered into and that LICENSOR will only become liable for such agreements as they expressly, in writing, assume.
Termination of this Agreement shall not relieve LICENSEE of any burden or obligation of payment for past purchases of UNITS as have been delivered to LICENSEE or to LICENSEE’S designee.

9.      Confidentiality.  Notwithstanding the State and Federal disclosure requirements of a 1933/1934 Securities Act regulated public company, LICENSEE agrees to maintain as confidential all of the Licensed Subject Matter hereunder, including trade secrets and the like, as may be disclosed by LICENSOR to LICENSEE.  LICENSOR, however, agrees to permit LICENSEE to bring prospective engineers, investors, distributors, dealers, and other necessary persons to LICENSOR’S offices and/or testing and manufacturing facilities for the purpose of demonstrating the various wind energy products as it is manufacturing: and once full scale production has begun, LICENSOR will allow LICENSEE to bring Distributors and Dealers to LICENSOR’S designated facility to provide training.  For providing which training, LICENSEE shall pay LICENSOR a reasonable amount to compensate LICENSOR for its time and out of pocket expenses.
10.     Trademarks.  LICENSEE, with the input of LICENSOR, may utilize the LICENSOR’S trademark “WIND SAIL RECEPTOR” and other trademarks as LICENSOR may acquire from time to time covering “UNITS” of the Invention, for inclusion in its advertising materials and the like.
11.     Infringement.  LICENSEE agrees that, if in the course of marketing UNITS, it receives any claim of, or threatened action or suit for infringement, of any patents belonging to third parties, that it will immediately notify LICENSOR of same.  LICENSOR, upon notification, shall take charge of the defense of such action, as LICENSOR determines, including the hiring of attorneys of its own selection who shall defend any such action.  If any such action should be instigated against LICENSOR and LICENSEE jointly, LICENSOR shall defend such action on behalf of both parties through attorneys of its choosing and shall pay all costs associated therewith.  LICENSEE shall assist with such defense: and accordingly shall, without charge, make available to LICENSOR any relevant records, information, samples, tests, reports, engineering data, and the like, and shall at its own cost make all reasonable efforts to secure the testimony of its employees and shall cooperate with such defense as requested by LICENSOR.

In the event LICENSEE shall determine that one or more of the Patent Rights licensed hereunder are being infringed, LICENSEE, after such determination, shall no longer communicate with such suspected infringer and shall provide LICENSOR with evidence as LICENSEE may have acquired showing such infringement.  If LICENSOR shall determine that an infringement exists, LICENSOR may take action to suppress the infringement to the extent of bringing suit against such infringer, if necessary.  LICENSOR, however, is under no obligation to bring such suit or to prosecute more than one suit at any one time involving a claim for infringement of any of the Patents cited hereunder.   Should LICENSOR determine to bring action for infringement, then any recovery there from shall be solely for the benefit of LICENSOR.
12.     Assignment.  This Agreement is personal to LICENSEE and may not be assigned without the prior written approval of LICENSOR.  It is, however, assignable by LICENSOR to a successor to its entire business or to a third party who will agree in writing to be bound by this the terms and conditions of this Agreement.  Assignment will, however, in no way relieve LICENSOR or LICENSEE of their obligations under the provisions of this Agreement.
13.     Liability.  LICENSOR, at its sole expense, shall carry commercially reasonable product liability insurance to cover product liability claims.  Product liability responsibility of LICENSOR shall not extend to claims arising out of the transport or installation of UNITS and wind energy products, and LICENSEE agrees to be responsible for the UNITS after they leave LICENSOR’S facility as freight on board; and LICENSEE and/or its Distributors, Dealers, and Installation Contractors shall carry reasonable product and general liability insurance and assume all financial and service obligations for UNITS sold by it, and hereby expressly absolves and holds harmless LICENSOR from all liability as it incurs from transport, installation, and operation of UNIT and wind energy products attributable to LICENSEE, its Distributors, Dealers, and Installation Contractors.

14.    Warranties.  LICENSOR shall provide a competitive commercially reasonable Manufacturer’s Warranty on all UNITS and wind energy products as it manufactures and sells to LICENSEE.  LICENSEE shall provide a warranty or cause its Distributors, Dealers, or Installation Contractors to provide a warranty with respect to transport and installation of UNITS and related wind energy products.
15.     Non-waiver Provisions.  Failure by LICENSOR or LICENSEE to enforce any provision of this Agreement, or any right in respect hereto or to exercise any election herein shall in no way be considered to be a waiver of such provision, right, or election nor in any way shall such effect the validity of this Agreement.  The exercise by LICENSOR or LICENSEE of any of their rights, herein or any of their elections under the terms or conditions herein shall also not preclude or prejudice LICENSOR or LICENSEE from exercising the same or any other right as they may have under this Agreement irrespective of any previous action or proceeding taken by LICENSOR or LICENSEE hereunder.
16.    Termination/Bankruptcy.  Unless otherwise provided by law, LICENSOR shall have the right to terminate this Agreement and any sublicense or sublicenses granted hereunder upon the filing by LICENSEE of a petition in bankruptcy or insolvency, or upon or after a declaration of bankruptcy or insolvency, or upon or after the filing by LICENSEE of any petition or answer seeking reorganization, readjustment, or arrangement under any law relating to bankruptcy or insolvency, as could involve the appointment of receiver for all or any part of the property of LICENSEE, or upon or after the initiation by LICENSEE of any proceedings for the liquidation or winding up of its business or for the termination of its corporate charter; and upon the exercise of such rights, any license or sublicense granted shall automatically terminate fifteen (15) days after notice in writing to that effect has been given by LICENSOR to LICENSEE or to a licensee or sub-licensee.

Should, however, a petition in bankruptcy or insolvency, or upon or after a declaration of bankruptcy or insolvency, or upon or after the filing by LICENSEE of any petition or answer seeking reorganization, readjustment or arrangement under any law relating to bankruptcy or insolvency, as could involve the appointment of receiver for all or any part of the property of LICENSEE, or upon or after the initiation by LICENSEE of any proceedings for the liquidation or winding up of its business or for the termination of its corporate charter, and a court of proper jurisdiction shall prevent such liquidation or termination, it is agreed that the provisions of paragraphs 2 through 5 shall remain in force and effect; and all amounts due and payable there under shall accrue as a responsibility of a successor in interest, who acquires from such court the rights and responsibilities under this Agreement.
17.     Construction.  This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Nevada.  This Agreement constitutes the entire agreement between the parties with respect to the Subject Matter Licensed hereunder and shall supercede any previous communications, representations, understandings and agreements, either oral or written, between the parties or any officer or representative thereof with respect to the subject matter of this Agreement.

18.     Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supercedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver, or termination of this Agreement shall be valid unless executed by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
19.     Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth above.
Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.
20.     Third Parties.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than LICENSOR or LICENSEE any rights or remedies under or by reason of this Agreement.

21.     Injunctive Relief.  Each party hereby acknowledges and agrees that it would be difficult to fully compensate the other party for damages resulting from the breach or threatened breach of any provision of this Agreement and, accordingly, that each party shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions, and permanent injunctions to enforce such provisions without the necessity of proving actual damages or being required to post any bond or undertaking in connection with any such action.  This provision with respect to injunctive relief shall not diminish, however, the right of either party to any other relief or to claim and recover damages.
22.     Headings.  Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.
23.     Attorneys’ Fees.  In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party’s expenses (including, but not limited to, attorneys’ fees and costs) incurred in such action.
24.     Arbitration.  Any controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be referred to arbitration before the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of Nevada with the agreement of the parties.  The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of Nevada; and if the place of arbitration cannot be agreed upon, arbitration shall be conducted in Las Vegas, Nevada.  The parties hereto agree to accept the decision of the board of arbitrators, and judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof.  Neither party shall institute a proceeding hereunder until that party has furnished to the other party, by registered mail, at least thirty (30) days prior written notice of its intent to do so.

25.     Force Majeure.  Except for obligations of payment, neither LICENSOR nor LICENSEE shall be liable for non-performance caused by any circumstances beyond their reasonable control, including, but not limited to, lightning, earthquake, storm, strike, lockout or other industrial disturbance, shortage of necessary labor, acts of enemies, sabotage, war, blockage, insurrection, riot, epidemic, landslide, flood, fire, washout, or the order of any court or authority, which circumstance by the exercise of due diligence the party invoking this paragraph 25 is unable to prevent or overcome, provided, however, that (i) lack of financial capacity shall in no event be deemed to be a cause beyond a party’s control and (ii) no party shall be entitled to invoke this paragraph 25 if the failure to observe or perform any of the covenants or obligations herein imposed upon it was caused by such party failing to act in a reasonable and prudent manner under the circumstances, or failing to remedy the condition with reasonable diligence, or failing to give notice as soon as possible after determining that an event of force majeure has occurred and specifying those covenants or conditions such party will be unable to perform, or was the result of a knowing or negligent breach by such party of any applicable laws, regulations, agreements, or contracts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

WIND SAIL RECEPTOR, INC., LICENSOR

By:	/s/ Richard A. Steinke
Richard A. Steinke, President and CEO

INMEDICA DEVELOPMENT CORPORATION, LICENSEE

By:	/s/ Ron Conquest
Ron Conquest, Chairman and CEO